BROWN-FORMAN REPORTS FISCAL 2025 RESULTS

June 5, 2025, LOUISVILLE, KY — Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its fourth quarter and fiscal year ended April 30, 2025. Fourth quarter reported net sales decreased 7%1 to $894 million (-3% on an organic basis2) compared to the same prior-year period. In the quarter, reported operating income decreased 45% to $205 million (-2% on an organic basis) and diluted earnings per share decreased 45% to $0.31, largely due to the absence of the prior-year gain on sale of the Sonoma-Cutrer wine business.
For the full year, the company’s reported net sales decreased 5% to $4.0 billion (+1% on an organic basis) compared to the same prior-year period. Reported operating income decreased 22% to $1.1 billion (+3% on an organic basis) and diluted earnings per share decreased 14% to $1.84.
“Our ability to deliver organic growth on both the top and bottom line in a year of softening consumer demand is a testament to the strength and resilience of our team,” said Lawson Whiting, Brown-Forman’s President and Chief Executive Officer. “While our results did not meet our long-term growth aspirations, we made important progress in an exceptionally challenging macroeconomic environment. Looking ahead to fiscal 2026, we expect continued headwinds. Still, we are confident that with agility, innovation, and a clear focus on execution, we are well positioned to navigate uncertainty and unlock new opportunities for sustainable long-term growth.”
Fiscal 2025 Highlights
•The operating environment remained challenging in fiscal 2025 due to ongoing macroeconomic and geopolitical uncertainties, which the company believes negatively impacted consumer confidence and reduced discretionary spending in many of our top markets.
•Net sales declined across all geographic aggregations, largely driven by the Finlandia and Sonoma-Cutrer divestitures.

•Gross profit declined 7% (-2% organic). Gross margin contracted 150 basis points largely driven by higher input costs, unfavorable fixed cost absorption related to lower production levels, and the negative effect of foreign exchange, partially offset by favorable price/mix.
•Operating expenses declined 10% (-6% organic).
•A series of strategic restructuring initiatives designed to position the company for future growth resulted in charges of $63 million.
•Brown-Forman returned $420 million to stockholders through regular quarterly dividends, received $350 million in cash in exchange for its 21.4% ownership interest in The Duckhorn Portfolio Inc. (Duckhorn), and repaid $300 million in principal on maturing notes.
Fiscal 2025 Brand Results
•Net sales for Whiskey3 products were flat (+1% organic). Growth from Woodford Reserve and Jack Daniel’s Tennessee Whiskey was offset by the negative effect of foreign exchange and declines in other super-premium Jack Daniel’s expressions. These expressions include Jack Daniel’s Single Barrel and various other Jack Daniel’s special releases, which declined compared to a strong prior year partially due to a number of product launches. An estimated net increase in distributor inventories positively impacted net sales.
•Net sales for the Tequila3 portfolio declined 14% (-12% organic) impacted by challenging macroeconomic conditions in Mexico and a competitive environment in the United States. Driven by these markets, el Jimador’s net sales decreased 13% (-11% organic) led by volume declines, and Herradura’s net sales decreased 13% (-10% organic) led by volume declines and higher promotional pricing. Net sales were also impacted by the negative effect of foreign exchange.
•Net sales for the Ready-to-Drink3 (RTD) portfolio declined 6% (+5% organic). Jack Daniel’s RTD/RTP portfolio decreased 8% (+1% organic) largely driven by the Jack Daniel’s Country Cocktails business model change (JDCC)2. Net sales of New Mix declined 1% (+13% organic), as double-digit volume growth was more than offset by the negative effect of foreign exchange.
•Rest of Portfolio's3 net sales declined 33% (-2% organic) driven by the Finlandia and Sonoma-Cutrer divestitures and lower volumes of Korbel California Champagnes in the United States. The decline was partially offset by strong double-digit growth from Diplomático.
Fiscal 2025 Market Results
•Net sales in the United States decreased 7% (-2% organic) led by the divestiture of Sonoma-Cutrer; volume declines in a challenging consumer environment, primarily Jack Daniel’s Tennessee Whiskey and Korbel California Champagnes; and the impact of JDCC. The declines were partially offset by growth of Woodford Reserve as the brand continued to gain market share and outperformed the U.S. Whiskey category. An estimated net increase in distributor inventories positively impacted net sales.
•Collectively, net sales in the Developed International3 markets declined 6% (-3% organic) led by the absence of the Finlandia brand and lower volumes in Italy (in preparation for the May 1, 2025 transition to owned distribution), South Korea, and the United Kingdom. The decline was partially offset by higher volumes of Jack Daniel’s Tennessee Whiskey in Japan, reflecting the transition to owned distribution on April 1, 2024.
•Net sales in Emerging3 markets declined 2% (+9% organic), largely driven by the negative effect of foreign exchange, the Finlandia divestiture, and declines of the Tequila portfolio in Mexico. The decline was partially offset by growth of the Jack Daniel’s family of brands in Türkiye, Brazil, and the United Arab Emirates, and higher volumes of New Mix. An estimated net increase in distributor inventories positively impacted net sales.
•The Travel Retail channel’s net sales decreased 7% (-5% organic) led by declines of other super-premium Jack Daniel’s expressions and the divestiture of Finlandia, partially offset by higher volumes of Diplomático.
Fiscal 2025 Other P&L Items
•Gross profit decreased 7% (-2% organic) primarily due to the absence of the divested brands and the negative effect of foreign exchange. Gross margin contracted 150 basis points to 58.9% largely driven by higher input costs, unfavorable fixed cost absorption related to lower production levels, and the negative effect of foreign exchange, partially offset by favorable price/mix.
•Advertising expense decreased 8% (-6% organic) driven by lower Jack Daniel’s Tennessee Whiskey and Jack Daniel’s Tennessee Apple spend, the impact of the recently divested brands, and lower Jack Daniel’s and Coca-Cola RTD spend as compared to the prior-year period launch in the United States.
•Selling, general, and administrative (SG&A) expenses decreased 10% (-5% organic) led by lower compensation and benefit-related expenses and lapping the prior-year expenses related to charitable contributions to the Brown-Forman Foundation and Dendrifund.
•The company incurred $63 million in charges related to the restructuring program announced in January 2025. The restructuring initiatives include a 12% workforce reduction, the closure of the Louisville-based Brown-Forman Cooperage, and an early retirement benefit offered to qualifying U.S. employees. The charges comprise $60 million presented as “restructuring and other charges” and $3 million included in cost of sales. These restructuring costs are in line with expectations and should deliver $70 to $80 million in annualized savings to invest in future growth.

•Operating income declined 22% (+3% organic) with an operating margin decrease of 600 basis points to 27.9%. The decrease was primarily due to the absence of the gains from our divested brands, the decline in gross margin, and a non-cash impairment charge in the fourth quarter related to the Gin Mare brand name, partially offset by lower operating expenses, including the favorable fair value adjustment to Gin Mare’s contingent consideration liability.
•Diluted earnings per share decreased $0.31 driven primarily by the decrease in operating income, partially offset by the pretax gain on sale of the investment in Duckhorn and the benefit of the lower effective tax rate.
Fiscal 2025 Financial Stewardship
•The company paid regular quarterly dividends totaling $420 million to stockholders. Brown-Forman, a member of the S&P 500 Dividend Aristocrats Index, has paid regular quarterly cash dividends for 81 consecutive years and has increased the regular dividend for 41 consecutive years.
•Brown-Forman received $350 million in cash for its 21.4% ownership interest in Duckhorn and recognized a $78 million pretax gain on its sale.
•The company maintained a strong financial position with the repayment of the $300 million principal amount of 3.50% senior notes on their maturity date of April 15, 2025.
Fiscal 2026 Outlook
We anticipate the operating environment for fiscal 2026 will be challenging, with low visibility due to macroeconomic and geopolitical volatility as we face headwinds from consumer uncertainty, the potential impact from currently unknown tariffs, and lower non-branded sales of used barrels. We remain focused on building our business for the long term and navigating the current environment at pace with strategic initiatives in fiscal 2026 that we believe will unlock future growth led by the significant evolution of our U.S. distribution, the restructuring initiative, and meaningful new product innovation. Considering these factors, we expect the following in fiscal 2026:
•Organic net sales decline in the low-single digit range.
•Organic operating income decline in the low-single digit range.
•Our effective tax rate to be in the range of approximately 21% to 23%.
•Capital expenditures planned to be in the range of $125 to $135 million.

Conference Call Details
Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (ET) today. A live audio broadcast of the conference call, and the accompanying presentation slides, will be available via
Brown-Forman’s website, brown-forman.com, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.
Brown-Forman Corporation has been building exceptional spirits brands for more than 150 years, responsibly upholding our founding promise of “Nothing Better in the Market.” Our portfolio of premium brands includes the Jack Daniel’s Family of Brands, Woodford Reserve, Herradura, el Jimador, Korbel, New Mix, Old Forester, The Glendronach, Glenglassaugh, Benriach, Diplomático Rum, Chambord, Gin Mare, Fords Gin, Slane, and Coopers’ Craft. With a team of approximately 5,400 employees worldwide, we proudly share our passion for premium beverages in more than 170 countries. Discover more about us at brown-forman.com and stay connected through LinkedIn, Instagram, and X.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “ambition,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from those expressed in or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to:
•Our substantial dependence upon the continued growth of the Jack Daniel's family of brands
•Substantial competition from new entrants, consolidations by competitors and retailers, and other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks
•Disruption of our distribution network or inventory fluctuations in our products by distributors, wholesalers, or retailers
•Risks from changes to the trade policies, tariffs, and import and export regulations of the United States or foreign governments and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and/or distributors
•Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; further legalization of marijuana; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation
•Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs
•Production facility, aging warehouse, or supply chain disruption
•Imprecision in supply/demand forecasting
•Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, or labor
•Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value
•Unfavorable global or regional economic conditions and related economic slowdowns or recessions, low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations
•Impact of health epidemics and pandemics, and the risk of the resulting negative economic impacts and related governmental actions
•Product recalls or other product liability claims, product tampering, contamination, or quality issues
•Negative publicity related to our company, products, brands, marketing, executive leadership, employees, Board of Directors, family stockholders, operations, business performance, or prospects
•Failure to attract or retain key executive or employee talent
•Risks associated with being a U.S.-based company with a global business, including commercial, political, and financial risks; local labor policies and conditions; compliance with local trade practices and other regulations; terrorism, kidnapping, extortion, or other types of violence; and health pandemics
•Failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations
•Fluctuations in foreign currency exchange rates, particularly due to a stronger U.S. dollar
•Changes in laws, regulatory measures, or governmental policies, especially those affecting production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products
•Tax rate changes (including excise, corporate, sales or value-added taxes, property taxes, payroll taxes, import and export duties, and tariffs) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur
•Decline in the social acceptability of beverage alcohol in significant markets
•Significant additional labeling or warning requirements or limitations on availability of our beverage alcohol products
•Counterfeiting and inadequate protection of our intellectual property rights
•Significant legal disputes and proceedings, or government investigations

•Cyberbreach or failure or corruption of our key information technology systems or those of our suppliers, customers, or direct and indirect business partners, or failure to comply with personal data protection laws
•Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure
For further information on these and other risks, please refer to our public filings, including the “Risk Factors” section of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended April 30, 2024 and 2025
(Dollars in millions, except per share amounts)

	2024	2025	Change

Net sales	$964	$894	(7%)
Cost of sales	395	381	(4%)
Gross profit	569	513	(10%)
Advertising expenses	115	107	(7%)
Selling, general, and administrative expenses	231	193	(16%)
Restructuring and other charges	—	27
Gain on sale of business	(177)	—
Other expense (income), net	25	(19)
Operating income	375	205	(45)%
Non-operating postretirement expense	1	—
Interest expense, net	27	22
Income before income taxes	347	183	(47)%
Income taxes	81	37
Net income	$266	$146	(45)%

Earnings per share:
Basic	$0.56	$0.31	(45)%
Diluted	$0.56	$0.31	(45)%

Gross margin	59.0%	57.3%
Operating margin	38.9%	22.9%

Effective tax rate	23.5%	20.2%

Cash dividends paid per common share	$0.2178	$0.2265

Shares (in thousands) used in the
calculation of earnings per share
Basic	472,548	472,667
Diluted	473,146	472,884

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Twelve Months Ended April 30, 2024 and 2025
(Dollars in millions, except per share amounts)

	2024	2025	Change

Net sales	$4,178	$3,975	(5%)
Cost of sales	1,652	1,632	(1%)
Gross profit	2,526	2,343	(7%)
Advertising expenses	529	484	(8%)
Selling, general, and administrative expenses	826	744	(10%)
Restructuring and other charges	—	60
Gain on sale of business	(267)	—
Other expense (income), net	24	(52)
Operating income	1,414	1,107	(22)%
Non-operating postretirement expense	3	4
Interest expense, net	113	105
Equity method investment income and gain on sale	—	(83)
Income before income taxes	1,298	1,081	(17)%
Income taxes	274	212
Net income	$1,024	$869	(15)%

Earnings per share:
Basic	$2.15	$1.84	(14)%
Diluted	$2.14	$1.84	(14)%

Gross margin	60.5%	58.9%
Operating margin	33.8%	27.9%

Effective tax rate	21.2%	19.6%

Cash dividends paid per common share	$0.8466	$0.8886

Shares (in thousands) used in the
calculation of earnings per share
Basic	476,394	472,655
Diluted	477,220	472,950

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2024	April 30, 2025
Assets:
Cash and cash equivalents	$446	$444
Accounts receivable, net	769	830
Inventories	2,556	2,511
Assets held for sale	—	121
Other current assets	265	289
Total current assets	4,036	4,195

Property, plant, and equipment, net	1,074	1,095
Goodwill	1,455	1,505
Other intangible assets	990	981
Equity method investments	270	3
Other assets	341	307
Total assets	$8,166	$8,086

Liabilities:
Accounts payable and accrued expenses	$793	$741
Accrued income taxes	38	27
Short-term borrowings	428	312
Current portion of long-term debt	300	—
Total current liabilities	1,559	1,080

Long-term debt	2,372	2,421
Deferred income taxes	315	241
Accrued postretirement benefits	160	164
Other liabilities	243	187
Total liabilities	4,649	4,093

Stockholders’ equity	3,517	3,993

Total liabilities and stockholders’ equity	$8,166	$8,086

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Twelve Months Ended April 30, 2024 and 2025
(Dollars in millions)

	2024	2025

Cash provided by operating activities	$647	$598

Cash flows from investing activities:
Proceeds from sale of business	246	—
Proceeds from sale of equity method investment	—	350
Additions to property, plant, and equipment	(228)	(167)
Other	31	66
Cash provided by (used for) investing activities	49	249

Cash flows from financing activities:
Net change in short-term borrowings	192	(117)
Repayment of long-term debt	—	(300)
Acquisition of treasury stock	(400)	—
Dividends paid	(404)	(420)
Other	(6)	(6)
Cash provided by (used for) financing activities	(618)	(843)

Effect of exchange rate changes	(6)	3

Net increase (decrease) in cash, cash equivalents, and restricted cash	72	7

Cash, cash equivalents, and restricted cash at beginning of period	384	456

Cash, cash equivalents, and restricted cash at end of period	456	463
Less: Restricted cash at end of period	(10)	(19)
Cash and cash equivalents at end of period	$446	$444

Schedule A
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)

Percentage change versus the prior-year period ended	April 30, 2025
	3 Months	12 Months
Reported change in net sales	(7%)	(5%)
Acquisitions and divestitures	3%	3%
Other items*	—%	1%
Foreign exchange	1%	2%
Organic change in net sales	(3%)	1%

Reported change in gross profit	(10%)	(7%)
Acquisitions and divestitures	2%	3%
Other items	1%	—%
Foreign exchange	2%	3%
Organic change in gross profit	(5%)	(2%)

Reported change in advertising expenses	(7%)	(8%)
Acquisitions and divestitures	1%	2%
Foreign exchange	—%	1%
Organic change in advertising expenses	(6%)	(6%)

Reported change in SG&A	(16%)	(10%)
Acquisitions and divestitures	1%	1%
Other Items	9%	3%
Foreign exchange	—%	1%
Organic change in SG&A	(6%)	(5%)

Reported change in operating income	(45%)	(22%)
Acquisitions and divestitures	24%	16%
Impairment charges	21%	4%
Other items	3%	2%
Foreign exchange	(4%)	3%
Organic change in operating income	(2%)	3%

*See “Note 2 - Non-GAAP Financial Measures” for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule B
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)
Twelve Months Ended April 30, 2025

	Supplemental Information^
	Volumes (9-Liter Cases)				Net Sales % Change vs. Prior-Year Period
Product Category / Brand Family / Brand^	Depletions (Millions)*	% Change vs. Prior-Year Period	Shipments (Millions)*	% Change vs. Prior-Year Period	Reported	Acquisitions and Divestitures	Other Items	Foreign Exchange	Organic^
Whiskey	21.0	(3%)	20.9	1%	—%	—%	—%	1%	1%
JDTW	13.9	(4%)	13.8	1%	—%	—%	—%	1%	1%
JDTH	2.0	(2%)	2.0	2%	—%	—%	—%	2%	2%
Gentleman Jack	0.8	(1%)	0.8	5%	4%	—%	—%	1%	5%
JDTA	0.9	5%	1.0	6%	—%	—%	—%	3%	3%
JDTF	0.6	(8%)	0.6	(3%)	(3%)	—%	—%	1%	(2%)
Woodford Reserve	1.8	2%	1.8	6%	8%	—%	—%	—%	8%
Old Forester	0.5	(1%)	0.5	1%	8%	—%	—%	—%	8%
Rest of Whiskey	0.5	(20%)	0.4	(21%)	(23%)	—%	—%	1%	(22%)
Ready-to-Drink	21.6	3%	21.6	4%	(6%)	—%	5%	6%	5%
JD RTD/RTP	10.3	(4%)	10.3	(2%)	(8%)	—%	7%	3%	1%
New Mix	11.3	11%	11.3	11%	(1%)	—%	—%	13%	13%
Tequila	2.0	(11%)	2.0	(11%)	(14%)	—%	—%	2%	(12%)
el Jimador	1.3	(10%)	1.3	(12%)	(13%)	—%	—%	1%	(11%)
Herradura	0.6	(10%)	0.6	(8%)	(13%)	—%	—%	3%	(10%)
Rest of Portfolio	2.1	(6%)	2.1	(5%)	(33%)	31%	—%	1%	(2%)
Non-branded and bulk	NA	NA	NA	NA	18%	1%	—%	—%	18%
Total Portfolio	46.8	(1%)	46.7	2%	(5%)	3%	1%	2%	1%

Other Brands and Aggregations
Jack Daniel's Family	28.8	(4%)	28.8	—%	(2%)	—%	1%	1%	1%
American Whiskey	20.9	(3%)	20.8	1%	1%	—%	—%	1%	2%
Diplomático	0.3	4%	0.3	28%	27%	—%	—%	(1%)	26%
Gin Mare	0.2	2%	0.2	2%	1%	—%	—%	—%	1%

    ^See “Note 2 - Non-GAAP Financial Measures” for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers. See “Note 3 - Definitions” for details on our brand aggregations and other metrics.
*Volumes are adjusted to (i) remove increases or decreases related to acquired and divested brands for periods not comparable year over year and (ii) reflect the Jack Daniel’s Country Cocktails business model change (JDCC) during fiscal 2024 and fiscal 2025. For additional information concerning acquisitions and divestitures impacting depletions and shipments and the change in JDCC, see the applicable defined terms in “Note 2 – Non-GAAP Financial Measures.”
Note: Totals may differ due to rounding.

Schedule C
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)
Twelve Months Ended April 30, 2025

	Net Sales % Change vs. Prior-Year Period
Geographic Area^	Reported	Acquisitions and Divestitures	Other Items	Foreign Exchange	Organic^
United States	(7%)	3%	1%	—%	(2%)
Developed International	(6%)	2%	—%	1%	(3%)
Germany	(4%)	—%	—%	—%	(3%)
Australia	(2%)	1%	—%	3%	1%
United Kingdom	(6%)	—%	—%	(1%)	(6%)
France	—%	—%	—%	—%	—%
Canada	(14%)	4%	—%	2%	(8%)
Rest of Developed International	(9%)	5%	—%	2%	(3%)
Emerging	(2%)	5%	—%	6%	9%
Mexico	(8%)	—%	—%	12%	4%
Poland	(11%)	21%	—%	(5%)	4%
Brazil	12%	—%	—%	7%	19%
Türkiye	30%	1%	—%	12%	43%
Rest of Emerging	(2%)	6%	—%	1%	5%
Travel Retail	(7%)	2%	—%	—%	(5%)
Non-branded and bulk	18%	1%	—%	—%	18%
Total	(5%)	3%	1%	2%	1%

^See “Note 2 - Non-GAAP Financial Measures” for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers. See “Note 3 - Definitions” for details on our geographic aggregations.
Note: Totals may differ due to rounding.

Schedule D
Brown-Forman Corporation
Supplemental Information (Unaudited) — Estimated Net Change in Distributor Inventories

Twelve Months Ended April 30, 2025
Estimated Net Change in Distributor Inventories^ vs. Prior-Year Period
Geographic Area^ - Net Sales
United States	3%
Developed International	3%
Emerging	3%
Travel Retail	(1%)
Non-branded and bulk	—%

Product category / brand family / brand^
Whiskey	4%
JDTW	4%
JDTH	4%
Gentleman Jack	6%
JDTA	1%
JDTF	5%
Woodford Reserve	3%
Old Forester	—%
Rest of Whiskey	—%
Ready-to-Drink	2%
JD RTD/RTP	3%
New Mix	—%
Tequila	—%
el Jimador	(2%)
Herradura	3%
Rest of Portfolio	(1%)
Non-branded and bulk	—%

Statement of Operations Line Items
Net Sales	3%
Cost of Sales	3%
Gross Profit	3%
Operating Income	7%

^See “Note 3 - Definitions” for details on our geographic aggregations, brand aggregations, and other metrics.

A positive difference is interpreted as a net increase in distributors’ inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories.

Note 1 - All related commentary and percentage growth rates are on a reported basis and compared to the same prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures
Use of Non-GAAP Financial Information. We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). Additionally, we use some financial measures in this press release that are not measures of financial performance under GAAP. These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may define or calculate these non-GAAP measures differently. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, and C of this press release.
“Organic change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “organic” basis. We use “organic change” for the following measures: (a) organic net sales; (b) organic cost of sales; (c) organic gross profit; (d) organic advertising expenses; (e) organic selling, general, and administrative (SG&A) expenses; (f) organic other expense (income) net; (g) organic operating expenses*; and (h) organic operating income. To calculate these measures, we adjust, as applicable, for (1) acquisitions and divestitures, (2) impairment charges, (3) other items, and (4) foreign exchange. We explain these adjustments below.
•“Acquisitions and divestitures.” This adjustment removes (a) the gain or loss recognized on the sale of divested brands and certain assets, (b) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction, transition, and integration costs), (c) the effects of operating activity related to acquired and divested brands for periods not comparable year over year (non-comparable periods), and (d) fair value changes to contingent consideration liabilities. Excluding non-comparable periods allows us to include the effects of acquired and divested brands only to the extent that results are comparable year over year.
During fiscal 2023, we acquired Gin Mare Brand, S.L.U. and Mareliquid Vantguard, S.L.U., which owned the Gin Mare brand (Gin Mare). This adjustment removes the fair value adjustments to Gin Mare’s contingent consideration liability that is payable in cash no later than July 2027. We recognized $43 million in favorable fair value adjustments to Gin Mare’s contingent consideration liability during fiscal 2025.
During fiscal 2024, we sold our Finlandia vodka business, which resulted in a pre-tax gain of $92 million, and entered into a related transition services agreement (TSA) for this business. This adjustment removes the (a) transaction costs related to the divestiture; (b) the gain on sale of the Finlandia vodka business; (c) operating activity for the non-comparable period, which is activity in the first and second quarters of fiscal 2024; and (d) net sales, cost of sales, and operating expenses recognized pursuant to the TSA related to distribution services in certain markets.
During fiscal 2024, we sold the Sonoma-Cutrer wine business in exchange for an ownership percentage of 21.4% in The Duckhorn Portfolio Inc. (Duckhorn) along with $50 million cash and entered into a related TSA for this business. This transaction resulted in a pre-tax gain of $175 million. This adjustment removes the (a) transaction costs related to the divestiture; (b) the gain on sale of the Sonoma-Cutrer wine business; (c) operating activity for the non-comparable period, which is all activity in fiscal 2024; and (d) net sales, cost of sales, and operating expenses recognized pursuant to the TSA related to distribution services in certain markets.
During fiscal 2024, we recognized a gain of $7 million on the sale of certain fixed assets related to a divested mill. During fiscal 2025, we recognized a gain of $12 million on the sale of the Alabama cooperage. This adjustment removes the gains from our other expense (income), net and operating income.
•“Impairment Charges.” This adjustment removes the impact of impairment charges from our results of operations.
During fiscal 2024, we recognized a non-cash impairment charge of $7 million for an immaterial discontinued brand name. During fiscal 2025, we recognized a non-cash impairment charge of $47 million for the Gin Mare brand name.

*Operating expenses include advertising expenses, SG&A expenses, restructuring and other charges, and other expenses (income), net.

•“Other Items.” Other Items include the additional items outlined below.
“Foundation.” During fiscal 2024, we committed $23 million to the Brown-Forman Foundation and Dendrifund (the Foundation and Dendrifund) to support the communities where our employees live and work. This adjustment removes the expenses related to charitable contributions to the Foundation and Dendrifund from our organic SG&A expenses and organic operating income to present our organic results on a comparable basis.
“Jack Daniel’s Country Cocktails business model change (JDCC).” In fiscal 2021, we entered into a partnership with the Pabst Brewing Company for the supply, sales, and distribution of Jack Daniel's Country Cocktails in the United States while Brown-Forman continued to produce certain products. During fiscal 2024, this production fully transitioned to Pabst Brewing Company for the Jack Daniel’s Country Cocktails products. This adjustment removes the non-comparable operating activity related to the sales of Brown-Forman-produced Jack Daniel’s Country Cocktails products for fiscal 2024 and 2025.
“Franchise tax refund.” During fiscal 2025, we recognized a $13 million franchise tax refund due to a change in franchise tax calculation methodology for the state of Tennessee. This modification lowered our annual franchise tax obligation and was retroactively applied to franchise taxes paid during fiscal 2020 through fiscal 2023. This adjustment removes the franchise tax refund from our other expense (income), net and operating income.
“Restructuring initiative.” During fiscal 2025, our Board of Directors approved a plan to reduce our structural cost base and realign resources toward future sources of growth. This included reducing our workforce by approximately 12% and closing the Louisville-based Brown-Forman Cooperage. We also offered a special, one-time early retirement benefit to qualifying U.S. employees. Collectively, this adjustment removes the $63 million* impact from our cost of sales, operating expenses, and operating income from the third and fourth quarters of fiscal 2025.
•“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the organic trend both positively and negatively. (In this press release, “dollar” means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.
We use the non-GAAP measure “organic change,” along with other metrics, to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the Board of Directors, stockholders, and the investment community. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. We believe these non-GAAP measures are useful to readers and investors because they enhance the understanding of our historical financial performance and comparability between periods. When we provide guidance for organic change in certain measures of the statements of operations, we do not provide guidance for the corresponding GAAP change, as the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, such as foreign exchange, which could have a significant impact to our GAAP income statement measures.
In addition to the non-GAAP financial measures presented, we believe that our results are affected by changes in distributor inventories, particularly in our largest market, the United States, where the spirits industry is subject to regulations that essentially mandate a so-called “three-tier system,” with a value chain that includes suppliers, distributors, and retailers. Accordingly, we also provide information concerning estimated fluctuations in distributor inventories. We believe such information is useful in understanding our performance and trends as it provides relevant information regarding customers’ demand for our products. See Schedule D of this press release.

*This adjustment comprises $60 million of costs included in restructuring and other charges and $3 million of restructuring related inventory charges included in cost of sales.

Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by beverage alcohol category. Below, we define the geographic and brand aggregations used in this release.

Geographic Aggregations.
In Schedule C and Schedule D, we provide supplemental information for our top markets ranked by percentage of reported net sales. In addition to markets listed by country name, we include the following aggregations:
•“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our top developed international markets were Germany, Australia, the United Kingdom, France, and Canada. This aggregation represents our net sales of branded products to these markets.
•“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our top emerging markets were Mexico, Poland, Brazil, and Türkiye. This aggregation represents our net sales of branded products to these markets.
•“Brazil” includes Brazil, Paraguay, Uruguay, and certain other surrounding territories.
•“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military, regardless of customer location.
•“Non-branded and bulk” includes net sales of used barrels, contract bottling services, and non-branded bulk whiskey, regardless of customer location.
Brand Aggregations.
In Schedule B and Schedule D, we provide supplemental information for our top brands ranked by percentage of reported net sales. In addition to brands listed by name, we include the aggregations outlined below.
Beginning in fiscal 2025, we aggregated the “Wine” and “Vodka” product categories with “Rest of Portfolio,” due to the divestitures of Sonoma-Cutrer and Finlandia. Please refer to the new definition of “Rest of Portfolio” for more information. The fiscal 2024 “Rest of Portfolio” amounts have been adjusted accordingly for comparison purposes.
•“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs. The brands included in this category are the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below), the Woodford Reserve family of brands (Woodford Reserve), the Old Forester family of brands (Old Forester), The Glendronach, Benriach, Glenglassaugh, and Slane Irish Whiskey.
•“American whiskey” includes the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below), Woodford Reserve, and Old Forester.
•“Super-premium American whiskey” includes Woodford Reserve, Gentleman Jack, and other super-premium Jack Daniel's expressions.
•“Ready-to-Drink” includes all ready-to-drink (RTD) and ready-to-pour (RTP) products. The brands included in this category are Jack Daniel’s RTD and RTP products (JD RTD/RTP), New Mix, and other RTD/RTP products.
•“Jack Daniel’s RTD/RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Coca-Cola RTD, Jack Daniel’s & Cola, Jack Daniel’s Double Jack, Jack Daniel’s Country Cocktails, and other malt- and spirit-based Jack Daniel’s RTDs, along with Jack Daniel’s Winter Jack RTP.
•“Jack Daniel’s & Coca-Cola RTD” includes all Jack Daniel’s & Coca-Cola RTD products and Jack Daniel’s bulk whiskey shipments for the production of these products.
•“Tequila” includes el Jimador, the Herradura family of brands (Herradura), and other tequilas.

•“Rest of Portfolio” includes Korbel California Champagnes*, Diplomático, Chambord, Gin Mare, Sonoma-Cutrer (which was divested on April 30, 2024), Finlandia Vodka (which was divested on November 1, 2023), Korbel Brandy, Fords Gin, and other agency brands (brands we do not own, but sell in certain markets).
•“Non-branded and bulk” includes net sales of used barrels, contract bottling services, and non-branded bulk whiskey and wine.
•“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), JD RTD/RTP, Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Apple (JDTA), Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Sinatra Select, Jack Daniel’s Bonded Tennessee Whiskey, Jack Daniel’s Bonded Rye Tennessee Whiskey, Jack Daniel’s Triple Mash Blended Straight Whiskey, Jack Daniel’s American Single Malt, Jack Daniel’s 12 Year Old, Jack Daniel’s 14 Year Old, Jack Daniel’s 10 Year Old, and other Jack Daniel’s expressions.
Other Metrics.
•“Shipments.” We generally record revenues when we ship or deliver our products to our customers. In this release unless otherwise specified, we refer to shipments when discussing volume.
•“Depletions.” This metric is commonly used in the beverage alcohol industry to describe volume. Depending on the context, depletions usually means either (a) where Brown-Forman is the distributor, shipments directly to retail or wholesale customers or (b) where Brown-Forman is not the distributor, shipments from distributor customers to retailers and wholesalers. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do.
•“Consumer takeaway.” When discussing trends in the market, we refer to consumer takeaway, a term commonly used in the beverage alcohol industry that refers to the purchase of product by consumers from retail outlets, including products purchased through e-commerce channels, as measured by volume or retail sales value. This information is provided by outside parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric.
•“Estimated net change in distributor inventories.” We generally recognize revenue when our products are shipped or delivered to customers. In the United States and certain other markets, our customers are distributors that sell downstream to retailers and consumers. We believe that our distributors’ downstream sales more closely reflect actual consumer demand than do our shipments to distributors. Our shipments increase distributors’ inventories, while distributors’ depletions (as described above) reduce their inventories. Therefore, it is possible that our shipments do not coincide with distributors’ downstream depletions and merely reflect changes in distributors’ inventories. Because changes in distributors’ inventories could affect our trends, we believe it is useful for investors to understand those changes in the context of our operating results.
We perform the following calculation to determine the “estimated net change in distributor inventories”:
•For both the current-year period and the comparable prior-year period, we calculate a “depletion-based” amount by (a) dividing the organic dollar amount (e.g., organic net sales) by the corresponding shipment volumes to arrive at a shipment-per-case amount, and (b) multiplying the resulting shipment-per-case amount by the corresponding depletion volumes. We subtract the year-over-year percentage change of the “depletion-based” amount from the year-over-year percentage change of the organic amount to calculate the “estimated net change in distributor inventories.”
•A positive difference is interpreted as a net increase in distributors’ inventories, which implies that organic trends could decrease as distributors reduce inventories; whereas a negative difference is interpreted as a net decrease in distributors’ inventories, which implies that organic trends could increase as distributors rebuild inventories.
*Announced the end of the sales, marketing, and distribution relationship with Korbel California Cellars effective June 30, 2025.